Exhibit (a)(5)

WESTERN ASSET INVESTMENT GRADE DEFINED OPPORTUNITY TRUST INC.

ANNOUNCES FINAL RESULTS OF ISSUER TENDER OFFER FOR COMMON STOCK AND

ELIMINATION OF TERM

NEW YORK – (BUSINESS WIRE) – October 2, 2024 – Western Asset Investment Grade Defined Opportunity Trust Inc. (NYSE: IGI) (the “Fund”) announced today the expiration and final results for its issuer tender offer for up to 100% of the outstanding shares of common stock (“Shares”) of the Fund (the “Tender Offer”). The Tender Offer expired on Tuesday, October 1, 2024 at 5:00 p.m., New York City time.

Based on current information, approximately 4,854,372 Shares were duly tendered and not withdrawn, representing approximately 44.75% of the Fund’s common shares outstanding. The Shares accepted for tender were repurchased at a price of $18.15 per Share, equal to 100% of the per Share net asset value as of the close of the regular trading session of the New York Stock Exchange on October 1, 2024. Shares that were not tendered will remain outstanding. Following the Tender Offer, the Fund will have approximately total net assets of $108.7 million.

Payment for such Shares will be made on or about October 7, 2024. Shares that were not tendered will remain outstanding.

Any questions about the Tender Offer can be directed to Georgeson LLC, the information agent for the Tender Offer, toll free at (866) 920-4920.

As previously announced on June 11, 2024, stockholders approved the proposal to convert the Fund to a perpetual fund by eliminating the Fund’s term, which was scheduled to end at the close of business on December 2, 2024, and eliminating the Fund’s fundamental policy to liquidate on or about December 2, 2024.

As a result of the successful completion of the Tender Offer, the proposals described in the Fund’s proxy statement dated April 4, 2024, and in the offer to purchase relating to the Tender Offer will be implemented. In particular:

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Since the Fund maintained at least $50 million of net assets following the Tender Offer, the Fund will change its name from “Western Asset Investment Grade Defined Opportunity Trust Inc.” to “Western Asset Investment Grade Opportunity Trust Inc.” on or about November 1, 2024.The Fund’s ticker symbol will remain “IGI”. The Fund’s CUSIP, 95790A101, will not change; and

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The Fund’s investment manager has agreed to waive 10 basis points (0.10%) of its annual management fee (the “Fee Waiver”) for a period of two years following the proposal’s approval. The Fee Waiver will terminate on June 7, 2026.

About the Fund

The Fund is a non-diversified, limited-term, closed-end management investment company managed by Franklin Templeton Fund Adviser, LLC (formerly known as Legg Mason Partners Fund Advisor, LLC) and is sub-advised by Western Asset Management Company, LLC (“Western Asset”), Western Asset Management Company Pte. Ltd. (“Western Asset Singapore”), Western Asset Management Company Ltd (“Western Asset Japan”) and Western Asset Management Company Limited (“Western Asset London”) are the Fund’s subadvisers. FTFA, Western Asset, Western Asset Singapore, Western Asset Japan and Western Asset London are indirect, wholly-owned subsidiaries of Franklin Resources, Inc.

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Fund’s current plans and expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties is contained in the Fund’s filings with the SEC.

For more information about the Fund, please call Fund Investor Services: 1-888-777-0102, or consult the Fund’s web site at www.franklintempleton.com/investments/options/closed-end-funds. The information contained on the Fund’s web site is not part of this press release. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

About Franklin Templeton

Franklin Resources, Inc. is a global investment management organization with subsidiaries operating as Franklin Templeton and serving clients in over 150 countries. Franklin Templeton’s mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through its specialist investment managers, the company offers specialization on a global scale, bringing extensive capabilities in fixed income, equity, alternatives and multi-asset solutions. With more than 1,500 investment professionals, and offices in major financial markets around the world, the California-based company has over 75 years of investment experience and over $1.6 trillion in assets under management as of July 31, 2024. For more information, please visit franklintempleton.com and follow us on LinkedIn, X and Facebook.

Category: Fund Announcement

Investor Contact: Fund Investor Services 1-888-777-0102

Source: Franklin Resources, Inc.

Source: Legg Mason Closed End Funds

Media Contact: Lisa Tibbitts

+1 (904) 942-4451

Lisa.Tibbitts@franklintempleton.com